SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


        Date of Report (date of earliest event reported):  March 16, 2000
                        Commission File Number:  0-17020


                             Sensar Corporation
             (Exact Name of Registrant as Specified in its Charter)


                 Nevada                              87-0429944
     (State or other jurisdiction of               (IRS Employer
     incorporation or organization)               Identification No.)


     50 West Broadway, Suite 501
     Salt Lake City, Utah                               84101
     (Address of Principal Executive Offices)         (Zip Code)


               Registrant's Telephone Number, Including Area Code:
                             (801)  350-0587


                                      N/A
     (Former name, former address, and formal fiscal year, if changed since last report)


                              ITEM 5.  OTHER EVENTS

     Sensar Corporation issued the following press release on March 16, 2000.

     Salt Lake City, UT, March 16, 2000 - Sensar Corporation (Nasdaq symbol "SCII") announced today that a new agreement for the testing of the Value Added Services platform for Net2Wireless has been executed with Partner Communications Company Ltd., an Orange affiliate. (Also, see March 14, 2000 announcement by Partner.)

     The Value Added Services platform is designed for multi media delivery, real time streaming video content, recording video images for later playback, and viewing pre-recorded media clips. The product being presently tested offers dynamic bandwidth solutions, enabling both circuit and packet switching technologies used in the cellular infrastructure.

     Nehemia Davidson, CEO of Net2Wireless said, "We are very pleased with this agreement and it is a major step forward in achieving the recognition of our cutting edge technology in the wireless Value Added Services market for the cellular operators." This new agreement replaces the previous agreement between Partner and ITES dated October 6, 1999. Net2Wireless acquired the assets of ITES relating to the wireless business effective December 15, 1999.

     The agreement continues to provide a grant to Partner of an option to purchase up to an aggregate of 2,777,778 shares of Net2Wireless (or, subsequent to the merger, Sensar) for approximately US $5.5 million.

     Net2Wireless and Partner are jointly conducting certain tests of the platform for the next thirty (30) days and, if satisfactory, will implement a full beta application of the platform with selected Partner customers.

     Net2Wireless has developed a technology designed to enable digital cellular operators to provide applications that would typically be provided through a 3G network, using 2G existing infrastructure and mobile devices such as PDA's, smart mobile phones and hand held computers, all over one backbone. Net2Wireless technology utilizes state of the art digital content compression, advanced pattern recognition technology and innovative streaming communication technology, supporting scalable communications from 9600 bps and higher, using ultra-low bandwidth. The system is scalable, modular and fully redundant.

     This technology is designed to allow the cellular operator to provide content transmission and wireless multimedia, without bandwidth and infrastructure limitations, to its existing customers.

     Partner Communications Company Ltd. is the only Global System for Mobile Communications, or GSM, mobile telephone network operator in Israel. Partner is part of the worldwide Orange Group.

     Additional information concerning Net2Wireless can be found at its website at www.net2w.com.

     This press release contains certain forward-looking statements concerning the potential merger between Sensar and Net2Wireless which is subject to a number of conditions, including obtaining shareholder approval and the satisfaction of other contractual conditions, that may or may not be met. In addition, it contains forward looking statements about the potential products of Net2Wireless which are still in the development stage and have not yet been tested in a commercial setting. These products are subject to all the risks associated with a new market introduction including technical feasibility, efficacy, market acceptance, acceptable pricing structures, and broad based consumer demand. The above statements are not meant to be predictions of the future and are subject all of the uncertainties set forth above and many others that may develop in the future. For a discussion of the contingencies and uncertainties to which the information concerning future events is subject, please refer to the Company's report on Form 10-K for December 31, 1998, and other SEC reports.


                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 16, 2000                  SENSAR CORPORATION


                                        By   /s/ Howard S. Landa
                                          Howard S. Landa, Chairman of the Board
                                          (Chief Executive Officer and
                                          Principal Financial and Accounting
                                          Officer)